UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                Amendment No. 1

                    Under the Securities Exchange Act of 1934

                             Pogo Producing Company
                             ----------------------
                                (Name of Issuer)


                     Common Stock, par value $1.00 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    730448107
                                    ---------
                                 (CUSIP Number)

                                 Mark Rosenbaum
                                   Goelet, LLC
                                 425 Park Avenue
                                   28th Floor
                            New York, New York 10022
                            Telephone: (212) 588-9555
         ---------------------------------------------------------------
            (Name, Address and Telephone Number of Persons Authorized
                     to Receive Notices and Communications)

                                    Copy to:
                              Peter J. Rooney, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022
                            Telephone: (212) 848-4000

                               September 21, 2001
         ---------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [__].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess. 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under Agreement dated August 26, 1930 f/b/o Beatrice G. Manice

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of New York

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under Agreement dated July 27, 1935 f/b/o Beatrice G. Manice

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of Rhode Island

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under the Will of Robert Walton Goelet for the benefit of Beatrice G. Manice

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of Rhode Island

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under Agreement dated August 26, 1930 f/b/o Robert G. Goelet

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of New York

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under Agreement dated July 27, 1935 f/b/o Robert G. Goelet

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of Rhode Island

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under the Will of Robert Walton Goelet f/b/o Robert G. Goelet

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of Rhode Island

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under Agreement dated July 27, 1935 f/b/o Francis Goelet

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of Rhode Island

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under Agreement dated December 18, 1931 f/b/o John Goelet

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of New York

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under Agreement dated December 17, 1976 f/b/o grandchildren of John Goelet

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of New York

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under Agreement dated July 27, 1935 f/b/o John Goelet

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of Rhode Island

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under the Will of Robert Walton Goelet f/b/o John Goelet

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of Rhode Island

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          RGG Limited Partnership

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          Delaware

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          John H. Manice

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under Agreement dated September 4, 1980 f/b/o Anne de La Haye Jousselin

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of New York

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Robert G. Manice

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Amelia M. Berkowitz

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Pamela Manice

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Robert G. Goelet

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Philip Goelet

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Christopher Goelet

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Gilbert Kerlin

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Windward Oil & Gas Corporation

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization



--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          CO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Arthur N. Field

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Alexandra C. Goelet

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Henrietta Goelet

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America and United Kingdom

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Edmond de La Haye Jousselin

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          France

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Robert S. Rich

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Goelet, LLC

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of Delaware

--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 12,290,612
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          12,290,612
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [__]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          22.9%

--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

         This Amendment No. 1 to Schedule 13D amends and supplements the
Schedule 13D (the "Schedule 13D") filed jointly by the parties named herein with the Securities and Exchange Commission on March 26, 2001. Except as specifically amended below, all other provisions of the Schedule 13D remain in effect.

Item 2.  Identity and Background

         The paragraphs number 12 and 13 of Item 2 are hereby amended to read as follows:

         RGG Limited Partnership is a Delaware limited partnership. The general partner of RGG Limited Partnership is Robert G. Goelet.


Item 5.  Interest in Securities of the Issuer

         Item 5 is hereby amended and restated to read as follows:

         (a) In the aggregate, the Group beneficially owns 12,290,612 shares of Pogo Common Stock, representing 22.9% of the outstanding Pogo Common Stock.

         (b) The Registration Rights Agreement, dated March 14, 2001, among Pogo and members of the Group (the "Registration Rights Agreement"), requires the members of the Group to cooperate with respect to the disposition of their shares on the public markets, therefore the members of the Group have shared dispositive power with respect to all 12,290,612 shares and sole dispositive power with respect to none of the shares. The Standstill and Voting Agreement requires the group to vote their shares either (i) in accordance with the recommendation of the board of directors of Pogo or (ii) in equal proportion to the votes cast by Pogo shareholders that are not members of the Group. Therefore, the members of the Group have sole voting power with respect to none of the Shares and shared voting power with respect to none of the Shares.

         Each member of the Group disclaims beneficial ownership of the Shares not owned by either (i) such member, (ii) a trust of which such member is a trustee, (iii) a limited partnership of which such member is a general partner or (iv) a controlled affiliate of such member. Accordingly, (1) the Trust under Agreement dated August 26, 1930 for the benefit of Beatrice G. Manice disclaims beneficial ownership of 11,718,934 Shares, (2) the Trust under Agreement dated July 27, 1935 for the benefit of Beatrice G. Manice disclaims beneficial ownership of 11,718,934 Shares, (3) the Trust under the Will of Robert Walton Goelet for the benefit of Beatrice G. Manice disclaims beneficial ownership of 11,909,493 Shares, (4) the Trust under Agreement dated August 26, 1930 for the benefit of Robert G. Goelet disclaims beneficial ownership of 10,512,058 Shares,
(5) the Trust under Agreement dated July 27, 1935 for the benefit of Robert G. Goelet disclaims beneficial ownership of 11,718,934 Shares, (6) the Trust under the Will of Robert Walton Goelet for the benefit of Robert G. Goelet disclaims beneficial ownership of 11,718,934 Shares, (7) the Trust under Agreement dated July 27, 1935 for the benefit of Francis Goelet disclaims beneficial ownership of 11,718,934 Shares, (8) the Trust under Agreement dated December 18, 1931 for the benefit of John Goelet disclaims beneficial ownership of 10,956,697 Shares,
(9) the Trust under Agreement dated December 17, 1976 for the benefit of grandchildren of John Goelet disclaims beneficial ownership of 11,845,974 Shares, (10) the Trust under Agreement dated July 27, 1935 for the benefit of John Goelet disclaims beneficial ownership of 11,718,934 Shares, (11) the Trust under the Will of Robert Walton Goelet for the benefit of John Goelet disclaims beneficial ownership of 11,814,214 Shares, (12) the Trust under Agreement dated September 4, 1980 for the benefit of Anne de La Haye Jousselin disclaims beneficial ownership of 12,207,857 Shares, (13) Robert G. Goelet disclaims beneficial ownership of 5,173,598 Shares, (14) John H. Manice disclaims beneficial ownership of 9,488,564 Shares, (15) Robert G. Manice disclaims beneficial ownership of 12,252,500 Shares, (16) Amelia M. Berkowitz disclaims beneficial ownership of 12,137,160 Shares, (17) Pamela Manice disclaims beneficial ownership of 9,478,659 Shares, (18) Philip Goelet disclaims beneficial ownership of 3,425,548 Shares, (19) Christopher Goelet disclaims beneficial ownership of 9,737,979 Shares, (20) Gilbert Kerlin disclaims beneficial ownership of 10,532,368 Shares, (21) Windward Oil & Gas Corporation disclaims beneficial ownership of 12,027,917 Shares, (22) Arthur N. Field disclaims beneficial ownership of 12,276,257 Shares, (23) Alexandra C. Goelet disclaims beneficial ownership of 9,368,702 Shares, (24) Henrietta Goelet disclaims beneficial ownership of 11,845,974 Shares, (25) Edmond de La Haye Jousselin disclaims beneficial ownership of 3,600,927 Shares, (26) Robert S. Rich disclaims beneficial ownership of 9,463,983 Shares, (27) RGG Limited Partnership disclaims beneficial ownership of 11,513,051 Shares and (28) Goelet, LLC disclaims beneficial ownership of all 12,290,612 Shares.

         The Shares beneficially owned by Robert G. Manice include 8,451 Shares held by him as custodian for his three minor children under the New York Uniform Transfers to Minors Act.

         (c) On September 21, 2001, Gilbert Kerlin transferred 325,204 Pogo Common Stock to the Goldman Sachs 2001 Global Exchange Place Fund in exchange for 78,510.11 units of the Goldman Sachs 2001 Global Exchange Place Fund. On September 11, 2001, Robert G. Goelet, Alexandra Gardiner Goelet and Robert Gardiner Goelet transferred all of their Pogo Common Stock to RGG Limited Partnership in exchange for membership interests in the RGG Limited Partnership.

         (d) None.

         (e) On September 11, 2001, Alexandra Gardiner Goelet and Robert Gardiner Goelet ceased to be the beneficial owners of more than five percent of the Pogo Common Stock.

Item 7.  Material to be Filed as Exhibits

         Item 7 is hereby amended by adding the following at the end thereof:

         6. First Amended and Restated Joint Filing Agreement, dated October 9, 2001, as required by Rule 13d-1(k).

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  October 9, 2001                       ROBERT G. GOELET

                                             /s/ Robert S. Goelet*
                                             -----------------------------------
                                             As Trustee of (a) the Trust u/a
                                             dated August 26, 1930 f/b/o
                                             Beatrice G. Manice; (b) the
                                             Trust u/a dated July 27, 1935
                                             f/b/o Beatrice G. Manice; (c)
                                             the Trust u/w of Robert Walton
                                             Goelet f/b/o Beatrice G. Manice;
                                             (d) the Trust u/w of Robert
                                             Walton Goelet f/b/o Robert G.
                                             Goelet; (e) the Trust u/a dated
                                             July 27, 1935 f/b/o Francis
                                             Goelet; (f) the Trust u/a dated
                                             December 18, 1931 f/b/o John
                                             Goelet; (g) the Trust u/a dated
                                             July 27, 1935 f/b/o John Goelet;
                                             (h) the Trust u/w of Robert
                                             Walton Goelet f/b/o John Goelet;
                                             and (i) the Trust u/a dated
                                             September 4, 1980, as amended,
                                             f/b/o Anne de La Haye Jousselin


                                             JOHN H. MANICE

                                             /s/ John H. Manice*
                                             -----------------------------------
                                             Individually, and as Trustee of (a)
                                             the Trust u/a dated August 26, 1930
                                             f/b/o Beatrice G. Manice; (b) the
                                             Trust u/a dated July 27, 1935 f/b/o
                                             Beatrice G. Manice; and (c) the
                                             Trust u/w of Robert Walton Goelet
                                             f/b/o Beatrice G. Manice


                                             ROBERT G. MANICE

                                            /s/ Robert G. Manice*
                                            ------------------------------------


                                             AMELIA M. BERKOWITZ

                                             /s/ Amelia M. Berkowitz*
                                             -----------------------------------
                                             Individually and as Trustee of the
                                             Trust u/a dated September 4, 1980,
                                             as amended, f/b/o Anne de La Haye
                                             Jousselin



                                             PAMELA MANICE

                                             /s/ Pamela Manice*
                                             -----------------------------------
                                             Individually and as Trustee of (a)
                                             the Trust u/a dated August 26, 1930
                                             f/b/o Beatrice G. Manice; (b) the
                                             Trust u/a dated July 27, 1935 f/b/o
                                             Beatrice G. Manice; and (c) the
                                             Trust u/w of Robert Walton Goelet
                                             f/b/o Beatrice G. Manice


                                             RGG LIMITED PARTNERSHIP

                                             /s/ Robert G. Goelet*
                                             -----------------------------------
                                             By:  Robert G. Goelet
                                             Its: General Partner


                                             PHILIP GOELET

                                             /s/ Philip Goelet*
                                             -----------------------------------
                                             Individually and as Trustee of (a)
                                             the Trust u/a dated August 26, 1930
                                             f/b/o Beatrice G. Manice; (b) the
                                             Trust u/a dated July 27, 1935 f/b/o
                                             Beatrice G. Manice; (c) the Trust
                                             u/w of Robert Walton Goelet f/b/o
                                             Beatrice G. Manice; (d) the Trust
                                             u/a dated August 26, 1930 f/b/o
                                             Robert G. Goelet; (e) the Trust u/a
                                             dated July 27, 1935 f/b/o Robert G.
                                             Goelet; (f) the Trust u/w of Robert
                                             Walton Goelet f/b/o Robert G.
                                             Goelet; (g) the Trust u/a dated
                                             July 27, 1935 f/b/o Francis Goelet;
                                             (h) the Trust u/a dated December
                                             18, 1931 f/b/o John Goelet; (i) the
                                             Trust u/a dated July 27, 1935 f/b/o
                                             John Goelet; (j) the Trust u/w of
                                             Robert Walton Goelet f/b/o John
                                             Goelet; and (k) the Trust u/a dated
                                             September 4, 1980, as amended,
                                             f/b/o Anne de La Haye Jousselin



                                             CHRISTOPHER GOELET

                                             /s/ Christopher Goelet*
                                             -----------------------------------
                                             Individually and as Trustee of (a)
                                             the Trust u/a dated December 18,
                                             1931 f/b/o John Goelet; (b) the
                                             Trust u/a dated July 27, 1935 f/b/o
                                             John Goelet; and (c) the Trust u/w
                                             of Robert Walton Goelet f/b/o John
                                             Goelet


                                             GILBERT KERLIN

                                             /s/ Gilbert Kerlin*
                                             -----------------------------------


                                             WINDWARD OIL & GAS CORPORATION

                                             /s/ Gilbert Kerlin*
                                             -----------------------------------
                                             By:  Gilbert Kerlin
                                             Its: President


                                             ARTHUR N. FIELD

                                             /s/ Arthur N. Field*
                                             -----------------------------------


                                             HENRIETTA GOELET

                                             /s/ Henrietta Goelet*
                                             -----------------------------------
                                             As Trustee of the Trust u/a dated
                                             December 17, 1976
                                             f/b/o grandchildren of John Goelet


                                             ALEXANDRA C. GOELET

                                             /s/ Alexandra C. Goelet*
                                             -----------------------------------
                                             As Trustee of (a) the Trust u/a
                                             dated August 26, 1930 f/b/o Robert
                                             G. Goelet; (b) the Trust u/a dated
                                             July 27, 1935 f/b/o Robert G.
                                             Goelet; and (c) the Trust u/w
                                             Robert Walton Goelet f/b/o Robert
                                             G. Goelet




                                             EDMOND DE LA HAYE JOUSSELIN

                                             /s/ Edmond de La Haye Jousselin*
                                             -----------------------------------
                                             As Trustee of (a) the Trust u/a
                                             dated August 26, 1930 f/b/o
                                             Beatrice G. Manice; (b) the Trust
                                             u/a dated July 27, 1935 f/b/o
                                             Beatrice G. Manice; (c) the Trust
                                             u/w of Robert Walton Goelet f/b/o
                                             Beatrice G. Manice; (d) the Trust
                                             u/a dated August 26, 1930 f/b/o
                                             Robert G. Goelet; (e) the Trust u/a
                                             dated July 27, 1935 f/b/o Robert G.
                                             Goelet; (f) the Trust u/w of Robert
                                             Walton Goelet f/b/o Robert G.
                                             Goelet; (g) the Trust u/a dated
                                             July 27, 1935 f/b/o Francis Goelet;
                                             (h) the Trust u/a dated December
                                             18, 1931 f/b/o John Goelet; (i) the
                                             Trust u/a dated July 27, 1935 f/b/o
                                             John Goelet; (j) the Trust u/w of
                                             Robert Walton Goelet f/b/o John
                                             Goelet; and (k) the Trust u/a dated
                                             September 4, 1980, as amended,
                                             f/b/o Anne de La Haye Jousselin


                                             ROBERT S. RICH

                                             /s/ Robert S. Rich*
                                             -----------------------------------
                                             As Trustee of (a) the Trust u/a
                                             dated December 18, 1931 f/b/o John
                                             Goelet; (b) the Trust u/a dated
                                             July 27, 1935 f/b/o John Goelet;
                                             (c) the Trust u/w of Robert Walton
                                             Goelet f/b/o John Goelet; and (d)
                                             the Trust u/a dated December 17,
                                             1976 f/b/o grandchildren of John
                                             Goelet





                                             GOELET, LLC

                                             /s/ Robert W. Kiley
                                             -----------------------------------
                                             By:  Robert W. Kiley
                                             Its: President and Chief
                                                  Operating Officer


                                              /s/ Mark Rosenbaum
                                             -----------------------------------
                                             By:  Mark Rosenbaum
                                             Its: Chief Financial Officer
                                                  and Treasurer



                                             *GOELET, LLC
                                             Attorney-in-fact

                                             /s/ Robert W. Kiley
                                             -----------------------------------
                                             By:  Robert W. Kiley
                                             Its: President and Chief
                                                  Operating Officer


                                             /s/ Mark Rosenbaum
                                             -----------------------------------
                                             By:  Mark Rosenbaum
                                             Its: Chief Financial Officer
                                                  and Treasurer